Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of Fidelity California Municipal Trust: Fidelity California Municipal Income Fund and Fidelity California Short-Intermediate Tax-Free Bond Fund of our reports dated April 17, 2007 on the financial statements and financial highlights included in the February 28, 2007 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2007